Exhibit 99.1

 The St. Joe Company Reports Third Quarter 2006 Net Income of $0.08 Per Share,
    after $0.10 Per Share Charges Relating to Florida Homebuilding Exit and
                            Corporate Reorganization

       Challenging Conditions Continue in Residential Real Estate Markets

        JOE Maintaining 2006 Guidance at Low End of Range, Before Charges

        JOE Discontinuing Earnings Guidance in 2007; Continuing Focus on
                            Long-Term Value Creation

        FAA Issues Record of Decision Approving Relocation of Panama City
                                     Airport

    JACKSONVILLE, Fla.--(BUSINESS WIRE)--Oct. 31, 2006--The St. Joe Company (NYSE:JOE) today announced that its Net Income for the third quarter of 2006 was $6.0 million, or $0.08 per share, compared to $36.1 million, or $0.47 per share, for the third quarter of 2005. Included in the third quarter results are charges of $13.1 million pretax (or $0.10 per share after tax) related to JOE's exit from the homebuilding business in Florida and corporate reorganization. All per share references in this release are presented on a diluted basis.

    Net Income for the first nine months of 2006 was $28.7 million, or $0.39 per share, compared to $89.4 million, or $1.17 per share, for the first nine months of 2005. Also included in the nine-month results are charges of $13.1 million pretax (or $0.10 per share after tax) related to JOE's exit from the homebuilding business in Florida and corporate reorganization.

    "We continue to face challenging conditions in our Florida residential markets, but particularly in JOE's resort markets," said JOE chairman and CEO Peter S. Rummell. "The inventory of new and existing homes in the marketplace remains high. We continue to believe it could take until 2008 before a supply-demand balance begins to return. In general, activity remains slow in JOE markets, reflecting broader market conditions in Florida and across the nation."

    "Though slow, there has been some limited activity at our resort communities recently," said Rummell. "During the third quarter we've seen sales activity at our Northwest Florida resort and seasonal projects across a full range of product lines and a broad spectrum of price points, including several homes and home sites priced over $1 million. As we enter the off-season in Northwest Florida, we will continue to closely watch market conditions in preparation for the next selling season that begins next spring."

    "Rural land sales produced solid results with higher per-acre pricing, but with fewer and larger transactions," said Rummell. "We have a steady pipeline of land sales extending into early next year. Our FloridaWild product is generating interest from private buyers in addition to government and conservation organizations. We've been able to maintain good per-acre pricing with this strategy."

    "We continue to see a healthy level of interest in commercial opportunities, particularly in the Panama City Beach area," said Rummell. "We are in active discussions with a number of nationally recognized commercial developers and retailers, and are very optimistic about Northwest Florida's long-term potential. We are developing retail relationships that we intend to leverage across JOE's landholdings."

    "During the third quarter, JOE closed its second major multifamily land transaction within the last year with Trammell Crow, selling them
25.5 acres for $5.5 million to bring an additional 360 rental units to the Panama City Beach market," said Rummell. "Previously, Trammell Crow closed on 20 multifamily acres where they have started construction of 360 rental units due to be completed in early 2007."

    JOE Expands Role of Homebuilders and Exits Florida Homebuilding

    "During the third quarter, JOE announced that it was exiting homebuilding in Florida to focus on maximizing the value of its landholdings through place making," said Rummell. "Early on, homebuilding was a necessary component for our place making strategy, particularly in Northwest Florida. We consider the exit from homebuilding a significant milestone in the maturity of our business and our markets."

    "Place making begins with land classification and includes entitlements, planning and development of the horizontal infrastructure and amenities in our towns and resorts," said JOE's Chief Operating Officer, Britt Greene. "For the last several years, JOE has built homes in our towns in part because there was limited homebuilding capacity in the region. As our Northwest Florida markets have matured, homebuilding capacity from national, regional and local homebuilders has expanded significantly."

    "This decision allows JOE to focus on what it does best, long-term value creation," said Greene. "We will continue to conceive, entitle and plan towns and resorts, but instead of JOE taking the final step of building a home for a consumer, we will work with national, regional and local homebuilders to deliver that end product, leveraging the experience and expertise of leading homebuilders."

    "Already we have entered into significant agreements with Beazer Homes and David Weekley Homes," said Greene. "At the same time, we are maintaining our relationships with preferred local and regional builders in our resort, seasonal and primary communities. We are also in discussions with a number of other homebuilders."

    During the third quarter, homebuilder D.R. Horton Homes elected not to exercise its option for 83 home sites at Hawks Landing in Bay County. David Weekley Homes, however, has since placed options on improved terms on all of these home sites.

    See Table 5 below for additional information on our residential sales activity. See Table 8 for additional information on national homebuilder activity.

    Corporate Reorganization Positions JOE for the Future

    "During the third quarter, JOE completed a corporate reorganization designed to position the company for the years ahead," said Rummell. "As JOE has matured - and more importantly, as the markets where we operate have matured - our ability to move our land to its highest and best use is directly related to our ability to generate a range of activity within a specific geographic region. Our new organization will facilitate the development of groups of projects with multifaceted real estate product types woven tightly together in a way that makes JOE's Florida an even better place to live, work and play. Our new organizational structure will also allow us to operate more efficiently while getting full value from the extraordinary talent we have assembled."

    "Earlier this year, I mentioned that we would be filling key leadership positions from within JOE," said Rummell. "During the third quarter, we announced that Britt Greene, formerly president of St. Joe Towns & Resorts and St. Joe Commercial, was named JOE's Chief Operating Officer and Chris Corr, formerly JOE's senior vice president for strategic planning, was named Chief Strategy Officer. I have long believed that JOE has one of the deepest, most talented management teams in the business, and I am pleased we were able to fill these critical management positions from within our organization."

    As a result of the reorganization, JOE's business segment names have been changed from St. Joe Towns & Resorts, St. Joe Commercial and St. Joe Land Company to residential real estate, commercial real estate and land sales, respectively. In addition, the RiverCamps product line is now included in the residential real estate segment.

    FAA Issues Record of Decision Approving Relocation of Panama City
Airport

    On September 15, the Federal Aviation Administration (FAA) issued its Record of Decision (ROD) approving the relocation of the Panama City - Bay County International Airport. The FAA's decision comes after five years of analysis and marks the most significant milestone to date in the effort to relocate the airport to a site in west Bay County, on land to be donated by JOE.

    JOE has agreed to donate 4,000 acres to the Panama City - Bay County International Airport and Industrial District when all permits and funding for relocation are in place. Significant regulatory steps remain before construction of the relocation of the airport can begin. The relocation is also dependent on adequate funding.

    JOE Agrees to Sell Rights-of-Way to Florida Department of
Transportation

    In October, JOE agreed to sell approximately 4,000 acres in Northwest Florida to the Florida Department of Transportation (FDOT) to be used for rights-of-way for future road and highway construction in the region. JOE will receive $46.0 million in cash from this transaction which is scheduled to close in the next few days. Accounting gain will be recognized over time as the FDOT completes the design and engineering of individual roadway segments and the land is conveyed to the FDOT, a process that is likely to take many years to complete.

    "This agreement provides long-term benefits to Florida taxpayers, residents of Northwest Florida, travelers and JOE," said Chris Corr, JOE's Chief Strategy Officer. "This transaction will enhance the highway network across Northwest Florida. Taxpayers benefit by locking in today's land prices; residents and travelers will benefit because the land will be there when new roads are needed in the future. JOE benefits by gaining a greater degree of predictability about future transportation corridors."

    Entitlements Pipeline Stands at Approximately 43,600

    On September 30, JOE owned approximately 820,000 acres, concentrated primarily in Northwest Florida. These holdings included approximately 330,000 acres within 10 miles of the coast of the Gulf of Mexico and approximately 490,000 acres outside the 10-mile coastal perimeter, including approximately 47,000 acres in southwest Georgia.

    Also, on September 30, JOE had land-use entitlements in hand or in process for approximately 43,600 residential units and approximately
15.1 million square feet of commercial space. An additional 637 acres is zoned for commercial uses. These entitlements are on approximately 57,000 acres. The number of residential units declined by approximately 400 units from June 30, due to sales and changes in project plans.

    During the third quarter, the city of Mexico Beach approved a comprehensive plan amendment for Bonfire Beach, a 750-unit project on 550 acres along approximately 4,600 feet of white-sand beaches in eastern Bay County. The project also includes 70,000 square feet of commercial space.

    During October, the Leon County Commission and the Tallahassee City Commission both approved the transmittal of comprehensive plan amendments associated with the Southside Development of Regional Impacts to the Florida Department of Community Affairs. Southside is a 1,625-acre project in south Tallahassee being planned for 2,800 units and 1.15 million square feet of commercial space.

    "JOE's experience and expertise in gaining entitlements is - and will remain - a significant advantage in the years ahead," said Corr. "It will never get easier to entitle land in Florida; it will only get more difficult. Our land inventory, combined with our entitlement skills, makes JOE an important long-term partner for homebuilders and multifamily, commercial and industrial developers."

    See Tables 1, 2, and 3 below for additional information about our entitlements currently in hand or in process.

    JOE Helping Improve Regional Quality of Life

    In September, Sacred Heart Health System announced it expects to begin construction next year on a 25-bed hospital and medical office building in Port St. Joe to provide needed health care to residents of Gulf County and Franklin County. JOE has been working closely with Sacred Heart Health Systems and Gulf County officials on this project. JOE is providing a 19-acre site and the infrastructure required for the new hospital, now expected to open in 2008.

    "We are proud to have played an integral role in bringing Sacred Heart Health Systems to Gulf County," said Corr. "For decades,
Northwest Florida has been an underserved health care market. Now, with a regional partner like Sacred Heart, residents of the region are gaining access to quality health care."



                                 OUTLOOK


    Maintaining 2006 Guidance at Low End of Range, Before Charges

    "We expect earnings for 2006, before restructuring charges, to be at the lower end of our previously stated range of $0.70 to $1.05," said Anthony M. Corriggio, JOE's Chief Financial Officer. "With several land sale transactions in various phases of due diligence, and given the challenges in our residential markets, the potential for meaningful variability in this estimate remains."

    Discontinuing Earnings Guidance in 2007; Continuing Focus on
Long-term Value Creation

    "While we are continually seeking to achieve and expedite value realization through sales and earnings, we also recognize that excessive focus on short term results can be counterproductive to effectively executing a long-term value creation strategy," said Corriggio. "The Company's primary focus continues to be on creating long-term value by moving significant portions of our unique, low basis land holdings to higher and better uses through strategic planning, securing land use entitlements and facilitating infrastructure improvements."

    "With the reorganization and exit from Florida homebuilding, JOE's focus is even more clearly directed towards long-term value creation through the entitlement, planning and development of our land holdings," said Corriggio. "Inherently, land development and sales transactions tend to be complex, `lumpy' and difficult to predict from a timing perspective. Combined with the current challenges in the residential markets and the resulting decrease in visibility regarding future transactions, earnings guidance has become less certain and less meaningful."

    "For all of these reasons, we do not intend to issue numerical earnings guidance beginning in 2007," said Corriggio. "While we will discuss our outlook for 2007 in the fourth quarter release, we thought it important to communicate our expectations regarding the issuance of numerical guidance as early as possible."

    Expected Savings Generated From Reorganization Activity

    "The third quarter charges related to the exit from Florida homebuilding and the corporate reorganization were $13.1 million, or $0.10 per share after tax," said Corriggio. "Projected payroll and related cost savings from the reorganization are estimated to be about $6 million annually. The annualized reduction in cost of direct payroll and associated expenses related to the exit from Florida homebuilding is expected to be approximately $10 million."

    Remainder of 2006 Outlook

    Residential Real Estate

    "Elevated resale inventories and limited transaction activity continue to adversely affect sales in the majority of our markets," said Corriggio. "We do, however, expect improved earnings from the residential segment in the fourth quarter as compared to the third quarter as a number of residential contracts close, including several for higher-end resort product at WaterSound Beach and SummerCamp."

    "In addition to the transaction with David Weekley Homes, we continue to work toward additional transactions with public and private, regional and national homebuilders, and we expect to announce further activity prior to the end of 2006," said Corriggio.

    Commercial Real Estate

    "Commercial land sales and closing activity has been solid and in-line with the expectations outlined in last quarter's release," said Corriggio. "In addition to the transactions closed in the third quarter, we expect this segment to deliver approximately $12 million to $15 million in pretax gain in the fourth quarter through an array of land sale transactions that are under contract and scheduled to close by year end."

    Land Sales

    "Fourth quarter results in the land sales segment are expected to meet or exceed their highest level in the year thus far, as several meaningful transactions involving WoodLands products are expected to close late in the year," said Corriggio. "The potential does exist, however, for one or more of these transactions to fall into the first quarter of 2007. We have also conducted a marketing process for the sale of approximately 47,000 acres of land in Georgia, and we are in discussions with a potential purchaser of that property."

    Capital Investment

    "We have adjusted our capital investment plans in light of current market conditions," said Corriggio. "On a community by community basis, we are attempting to match investment in infrastructure and amenities with demand from consumers and homebuilders for finished home sites. We continue to review all capital investment decisions in order to properly pace development to meet the market as well as bring quality first phases in our next-generation projects to the point of sale in an efficient manner. We continue to expect construction spending at WaterSound, WindMark Beach, SummerCamp, RiverTown and SevenShores to total approximately $150 million over the twelve month period spanning from the third quarter of 2006 to the third quarter of 2007. We believe this represents the bulk of the investment capital necessary to ready the initial phase of product for sale in these communities. The amount above does not include spending for vertical construction at SevenShores, which will not start until we satisfy internally-set presale requirements."

    Senior Notes

    "As previously disclosed, we entered into an amendment to our 2002 senior notes on July 28, 2006 to better align certain covenants with those contained in our revolving credit facility," said Corriggio. "A condition to that amendment is the prepayment of our outstanding 2004 senior notes in the aggregate principal amount of $100 million. On October 16, we notified the noteholders that we will prepay the 2004 senior notes on November 15, 2006. Additional details regarding these events can be found in our Forms 8-K filed on July 31 and October 18."



                    DIVIDENDS AND STOCK REPURCHASE


    A quarterly cash dividend of $0.16 per share of common stock was paid on September 29 to shareholders of record at the close of business on September 15.

    On September 30, 74,319,391 JOE shares were outstanding. The number of weighted-average diluted shares in the third quarter of 2006 was 73,927,941.

    During the third quarter of 2006, JOE expended an aggregate of $17.5 million for dividends and the acquisition of its shares. JOE acquired 118,105 of its shares at a cost of $5.7 million, an average price of $47.92 per share. On September 30, approximately $103.8 million remained of the Company's stock repurchase authorization. Table 4 below contains additional information on JOE's repurchase activity since 1998.

    Lowering Range of Anticipated Share Repurchase Activity for 2006

    During the first three quarters of 2006, JOE expended an aggregate of $89.2 million for dividends and the acquisition of its shares. The Company now expects to expend a total of $100 to $125 million in 2006 for dividends and acquisition of its shares, down from the previously anticipated range of $125 to $175 million for the year.

    "We continue to view our dividend and repurchase program as an important component in ultimately delivering shareholder value created at the Company, and expect to continue to be in the market for our shares as appropriate," said Corriggio. "However, we are also mindful of the challenges presented by the current environment and believe it is prudent to take a deliberate and measured approach regarding share repurchase activity over the near term until the depth and duration of the current downturn in the residential market is more readily discernible."



                             SEGMENT RESULTS

RESIDENTIAL REAL ESTATE


    Pretax income (loss) from continuing operations for JOE's residential real estate segment was $(4.4) million for the third quarter of 2006, compared to $30.5 million in the third quarter last year. Third quarter 2006 results include restructuring charges of $11.9 million. These results exclude income from unconsolidated affiliates.

    In the third quarter, residential real estate closed on the sales of 447 units and generated revenues from housing and home sites of $121.0 million, compared to 641 units and $164.0 million, respectively, in the third quarter of 2005. See Table 5 below for additional information on our residential sales activity.

    JOE accepted contracts for 179 homes and 154 home sites in the third quarter of 2006, compared to 387 homes and 130 home sites in the third quarter last year. The decrease in home contracts is due to slowing sales in our primary residential communities, particularly those located in central Florida and the Mid-Atlantic. The increase in home site contracts reflects our growing homebuilder relationships. See Table 6 below for additional information on units placed under contract.

    The backlog of home sites and homes under contract was 458 units as of September 30, 2006, compared to 1,069 units as of September 30, 2005. As a result of the slower sales pace in 2006, the backlog continued to be reduced in the third quarter as closings of units far outpaced units placed under contract. We are also in a transition stage in several of our high-volume projects, with Paseos, Rivercrest, St. Johns Golf & Country Club and Artisan Park all nearing sell-out. See Table 7 below for additional backlog information.

    For the third quarter, the average margin for home sites and homes was 52.9 percent and 17.6 percent, compared to 71.8 percent and 17.1 percent, respectively, for the same period in 2005. The contraction of home site margins reflects the sales of lower priced products in our primary residential communities to homebuilders and fewer sales of higher-end resort products.

    JOE continues to expand the role of national homebuilders in our communities. See Table 8 below for additional information on homebuilder activity. Additional information on project activity is in Table 9 below.

    The historical results of operations of RiverCamps on Crooked
Creek have been reclassified from the land sales segment to the residential real estate segment to conform to the current period's presentation.

    During the third quarter, Travel + Leisure readers chose the WaterColor Inn as their number-one favorite family resort in the United States. The award was announced in the September 2006 issue of the magazine.

    Also during the third quarter, 3.6 miles of relocated U.S. 98 within WindMark Beach were opened to traffic. JOE took title to the roadbed of the original highway and plans to restore the dune structure with one of the longest beachfront trail systems in Florida.

    JOE's alliance with Southern Progress Corporation generated significant coverage for JOE communities and products during the third quarter. The Southern Living and Progressive Farmer 2006 Idea House program featured a house built at WhiteFence Farms in Tallahassee. The Southern Accents 2006 Showhouse at WindMark Beach was featured in the August edition of the magazine. During 2006, the Idea House and Showhouse programs generated nearly 20,000 visitors to JOE communities and dozens of pages of editorial coverage of JOE communities and products.



COMMERCIAL REAL ESTATE


    Pretax income from continuing operations for the commercial segment was $7.8 million for the third quarter of 2006, compared to $14.1 million in the same quarter of 2005.

    Pretax income from discontinued operations for the third quarter of 2006 was $10.7 million, compared to $14.8 million in the third quarter of 2005. See Table of Quarterly Discontinued Operations below for net-of-tax results.

    "With Trammell Crow's 360-unit multifamily development under construction, combined with Simon Property Group's accelerated development of Pier Park, new momentum is coming to the Panama City Beach market," said Greene. "The Pier Park Target store is now open, and vertical construction has begun on the core shopping area. As the Trammell Crow units and the shopping complex come on line, we expect to see increased real estate activity near Pier Park, where JOE has additional out parcels and other property."

    "We are seeing continued velocity at Beach Commerce Park in Bay County," said Greene. "The first phase of Beach Commerce Park is substantially sold out, and we are now selling product in the second phase where we closed a $2.3 million transaction during the third quarter. Momentum and economic activity at Beach Commerce Park continues to build with more than 500 jobs at various businesses there."

    Information on JOE's commercial land sales activity can be found in Table 10 below.

    Investment Portfolio

    On September 29, 2006, JOE closed on the sale of One Crescent Ridge in Charlotte, North Carolina. The 158,000 square foot office building was sold for a gross sales price of $31.3 million, or $197 per square foot. Originally acquired in July 2003, the pretax gain on the transaction was $10.6 million. Table 11 contains information on JOE's portfolio of office buildings.



LAND SALES


    The land sales segment had pretax income from continuing operations of $12.2 million in the third quarter of 2006, compared to $11.7 million in the third quarter of 2005.

    WoodLands

    Sales of WoodLands, JOE's rural recreational land, totaled $7.2 million for 2,127 acres at an average price of $3,400 per acre, compared to $13.2 million for 6,326 acres at an average price of $2,100 per acre in the third quarter of 2005.

    Additional information on JOE's land sales activity can be found in Table 12 below.



                              TABLES AND DATA


    Table 1 summarizes JOE's Florida residential and mixed-use projects with land-use entitlements as of September 30, 2006. This table includes multifamily projects, which are marketed by our commercial group. Also detailed in the table are commercial entitlements, in terms of square feet, that are entitled as part of JOE's mixed-use projects. These commercial entitlements include retail, office and industrial uses.



                               Table 1
                 Summary of Land-Use Entitlements (1)
       Active JOE Residential and Mixed-Use Projects in Florida
                          September 30, 2006



                                                         Residential
                                                        Units Closed
                Class.            Project     Project       Since
    Project       (2)   County      Acres     Units (3)    Inception
--------------- ------ --------- ----------- ---------- --------------

In Development:
 (6)
---------------
Artisan Park
 (7)              PR   Osceola          175        616            445
Bridgeport        PR   Gulf              15         37             36
Cutter Ridge      PR   Franklin          10         25             --
Hawks Landing     PR   Bay               88        168             28
Landings at
 Wetappo          RR   Gulf             113         24              7
Palmetto Trace    PR   Bay              141        481            449
Paseos (7)        PR   Palm
                        Beach           175        325            319
RiverCamps on
 Crooked Creek    RS   Bay            1,491        408            182
Rivercrest (7)    PR   Hills-
                       borough          413      1,382          1,297
RiverSide at
 Chipola          RR   Calhoun          120         10              2
RiverTown         PR   St. Johns      4,170      4,500             --
SevenShores
 (Perico Island)  RS   Manatee          192        686             --
SouthWood         VAR  Leon           3,370      4,770          2,024
St. Johns Golf
 & Country Club   PR   St. Johns        880        799            777
SummerCamp        RS   Franklin         762        499             73
The Hammocks      PR   Bay              133        457            453
Victoria Park     PR   Volusia        1,859      4,200          1,085
WaterColor        RS   Walton           499      1,140            868
WaterSound        VAR  Walton         2,425      1,432             14
WaterSound
 Beach            RS   Walton           256        511            411
WaterSound West
 Beach            RS   Walton            62        199             13
WindMark Beach    RS   Gulf           2,020      1,662            121
                                 ----------- ---------- --------------
     Subtotal                        19,369     24,331          8,604
                                 ----------- ---------- --------------

In Pre-
 Development:
 (6)
---------------
Avenue A          PR   Gulf               6         96             --
Bayview Estates   PR   Gulf              31         45             --
Bayview
 Multifamily      PR   Gulf              20        300             --
Beckrich NE       PR   Bay               15         70             --
Boggy Creek       PR   Bay              630        526             --
College Station   PR   Bay              567        800             --
East Lake Creek   PR   Bay               81        313             --
East Lake
 Powell           RS   Bay              181        360             --
Hills Road        RS   Bay               30        356             --
Howards Creek     RR   Gulf               8         33             --
Laguna Beach
 East             PR   Bay               25        360             --
Laguna Beach
 West             PR   Bay               59        382             --
Long Avenue       PR   Gulf              10         30             --
Palmetto Bayou    PR   Bay               58        217             --
ParkPlace         PR   Bay              118        260             --
ParkSide          PR   Bay               48        480             --
Pier Park NE      VAR  Bay               57        460             --
Pier Park
 Timeshare        RS   Bay               13        125             --
Port St. Joe
 Town Center      VAR  Gulf             180        624             --
Powell Adams      RS   Bay               32      1,425             --
RiverCamps on
 Sandy Creek      RS   Bay            6,500        624             --
Sabal Island      RS   Gulf              45         18             --
The Cove          RR   Gulf              57         81             --
Timber Island
 (8)              RS   Franklin          49        407             --
Topsail           VAR  Walton           115        627             --
Wavecrest         RS   Bay                7         95             --
WestBay Corners
 SE               VAR  Bay              100        524             --
WestBay Corners
 SW               PR   Bay               64        160             --
WestBay DSAP      VAR  Bay           15,089      5,628             --
WestBay Landing   VAR  Bay              950        214             --
WhiteFence
 Farms, Red
 Hills            RR   Leon             373         61             --
                                 ----------- ---------- --------------
     Subtotal                        25,518     15,701             --
                                 ----------- ---------- --------------
Total                                44,887     40,032          8,604
                                 =========== ========== ==============



                                Residential
                                Units Under    Total       Remaining
                                 Contract    Residential   Commercial
                Class.             as of        Units     Entitlements
    Project       (2)   County   9/30/06(4)  Remaining(4) (Sq.Ft.)(5)
--------------- ------ -------------------- ------------- ------------

In Development:
 (6)
---------------
Artisan Park
 (7)              PR   Osceola          86            85           --
Bridgeport        PR   Gulf             --             1           --
Cutter Ridge      PR   Franklin         --            25           --
Hawks Landing     PR   Bay              21           119           --
Landings at
 Wetappo          RR   Gulf             --            17           --
Palmetto Trace    PR   Bay              --            32           --
Paseos (7)        PR   Palm
                        Beach            2             4           --
RiverCamps on
 Crooked Creek    RS   Bay              --           226           --
Rivercrest (7)    PR   Hills-
                       borough          73            12           --
RiverSide at
 Chipola          RR   Calhoun          --             8           --
RiverTown         PR   St. Johns        --         4,500      500,000
SevenShores
 (Perico Island)  RS   Manatee           9           677        9,000
SouthWood         VAR  Leon             31         2,715    5,399,460
St. Johns Golf
 & Country Club   PR   St. Johns         4            18           --
SummerCamp        RS   Franklin          3           423       25,000
The Hammocks      PR   Bay               1             3           --
Victoria Park     PR   Volusia          26         3,089      854,254
WaterColor        RS   Walton            1           271       47,600
WaterSound        VAR  Walton            1         1,417      457,380
WaterSound
 Beach            RS   Walton           17            83       29,000
WaterSound West
 Beach            RS   Walton           --           186           --
WindMark Beach    RS   Gulf              4         1,537       75,000
                                ----------- ------------- ------------
     Subtotal                          279        15,448    7,396,694
                                ----------- ------------- ------------

In Pre-
 Development:
 (6)
---------------
Avenue A          PR   Gulf             --            96           --
Bayview Estates   PR   Gulf             --            45           --
Bayview
 Multifamily      PR   Gulf             --           300           --
Beckrich NE       PR   Bay              --            70           --
Boggy Creek       PR   Bay              --           526           --
College Station   PR   Bay              --           800           --
East Lake Creek   PR   Bay              --           313           --
East Lake
 Powell           RS   Bay              --           360           --
Hills Road        RS   Bay              --           356           --
Howards Creek     RR   Gulf             --            33           --
Laguna Beach
 East             PR   Bay              --           360           --
Laguna Beach
 West             PR   Bay              --           382           --
Long Avenue       PR   Gulf             --            30           --
Palmetto Bayou    PR   Bay              --           217       90,000
ParkPlace         PR   Bay              --           260           --
ParkSide          PR   Bay              --           480           --
Pier Park NE      VAR  Bay              --           460      190,000
Pier Park
 Timeshare        RS   Bay              --           125           --
Port St. Joe
 Town Center      VAR  Gulf             --           624      500,000
Powell Adams      RS   Bay              --         1,425           --
RiverCamps on
 Sandy Creek      RS   Bay              --           624           --
Sabal Island      RS   Gulf             --            18           --
The Cove          RR   Gulf             --            81           --
Timber Island
 (8)              RS   Franklin         --           407       14,500
Topsail           VAR  Walton           --           627      300,000
Wavecrest         RS   Bay              --            95           --
WestBay Corners
 SE               VAR  Bay              --           524       50,000
WestBay Corners
 SW               PR   Bay              --           160           --
WestBay DSAP      VAR  Bay              --         5,628    4,330,000
WestBay Landing   VAR  Bay              --           214           --
WhiteFence
 Farms, Red
 Hills            RR   Leon             --            61           --
                                ----------- ------------- ------------
     Subtotal                           --        15,701    5,474,500
                                ----------- ------------- ------------
Total                                  279        31,149   12,871,194
                                =========== ============= ============


(1) A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge.

(2) Current JOE land classifications:

-- PR - Primary residential.
-- RS - Resort and seasonal residential, which includes RiverCamps.
-- RR - Rural residential, which includes WhiteFence Farms, Homesteads and other rural residential products.
-- VAR - Includes multiple classifications. For example, a project may have substantial commercial and residential acres.

(3) Project units represent the maximum number of units entitled or currently expected at full build-out. The actual number of units or square feet to be constructed at full build-out may be lower than the number entitled or currently expected.

(4) Excludes our Mid-Atlantic region that includes activity in North and South Carolina where we are primarily engaged in homebuilding, and not obtaining entitlements. As of September 30, 2006, the Mid-Atlantic region had 1,673 home sites owned or under contract. Of that total, 245 have been sold and 1,428 remain to be sold.

(5) Represents the remaining square feet with land-use entitlements as designated in a development order or expected given the existing property land use or zoning and present plans. Commercial entitlements include retail, office and industrial uses. Industrial uses total 6,128,381 square feet including SouthWood, RiverTown and the West Bay DSAP.

(6) A project is "in development" when construction on the project has commenced. A project in "pre-development" has land-use entitlements but is still under internal evaluation or requires one or more additional permits prior to the commencement of construction.

(7) Artisan Park is 74 percent owned by JOE. Paseos and Rivercrest are each 50 percent owned by JOE.

(8) Timber Island entitlements include seven residential units and 400 units for hotel or other transient uses (including units held with fractional ownership such as private residence clubs) and include 480 wet/dry marina slips.


    Table 2 details the proposed JOE residential and mixed-use projects in the land-use entitlements process in Florida.



                               Table 2
           Proposed JOE Residential and Mixed-Use Projects
          In the Land-Use Entitlement Process in Florida (1)
                          September 30, 2006


                                                           Estimated
                                              Estimated   Commercial
                  Class.            Project    Project   Entitlements
     Project        (2)    County     Acres    Units (3) (Sq. Ft.)(3)
----------------- ------- --------- --------- ---------- -------------
Bonfire Beach       RS    Bay            550        750        70,000
Breakfast Point     VAR   Bay          1,448      3,100       635,000
Carrabelle East     PR    Franklin       200        600            --
Country Walk        RR    Bay          1,300        125            --
DeerPoint Cedar
 Grove              PR    Bay            599        750            --
SouthSide           VAR   Leon         1,625      2,800     1,150,000
South Walton
 Multifamily        PR    Walton          40        212            --
Star Avenue North   VAR   Bay            271      1,248       380,000
St. James Island
 McIntyre           RR    Franklin     1,704        340            --
St. James Island
 RiverCamps         RS    Franklin     2,500        500            --
St. James Island
 Granite Point      RS    Franklin     1,000      2,000            --
                                    --------- ---------- -------------
Total                                 11,237     12,425     2,235,000
                                    ========= ========== =============


(1) A project is deemed to be in the land-use entitlement process when customary steps necessary for the preparation and submittal of an application, such as conducting pre-application meetings or similar discussions with governmental officials, have commenced and/or an application has been filed. All projects listed have significant entitlement steps remaining that could affect their timing, scale and viability. There can be no assurance that these entitlements will ultimately be received.

(2) Current JOE land classifications:

-- PR - Primary residential.
-- RS - Resort and seasonal residential, which includes RiverCamps.
-- RR - Rural residential, which includes WhiteFence Farms, Homesteads and other rural residential products.
-- VAR - Includes multiple classifications. For example, a project may have substantial commercial and residential acres.

(3) The actual number of units or square feet to be constructed at full build-out may be lower than the number ultimately entitled.


    Table 3 is a summary of the additional commercial land-use entitlements.



                               Table 3
      Summary of Additional Commercial Land-Use Entitlements (1)
      (Commercial Projects Not Included in Tables 1 and 2 Above)
                Active JOE Florida Commercial Projects
                          September 30, 2006


                                                Acres Under
                                     Acres Sold  Contract     Total
                            Project    Since      As of       Acres
     Project       County    Acres    Inception   9/30/06    Remaining
----------------- --------- -------- ---------- ----------- ----------
Airport Commerce  Leon           45         --           2         43
Airport Road      Franklin       13         --          --         13
Alf Coleman
 Retail           Bay            25         15           1          9
Avery St. Retail  Bay            10         --          10         --
Beach Commerce    Bay           157        147           2          8
Beach Commerce II Bay           112         11          --        101
Beckrich Office
 Park             Bay            12          8           4         --
Beckrich Retail   Bay            47         18          --         29
Cedar Grove
 Commerce         Bay            51         --          --         51
Franklin
 Industrial       Franklin        7         --          --          7
Glades Retail     Bay            14         --          --         14
Gulf Boulevard    Bay            76         21          --         55
Hammock Creek
 Commerce         Gadsden       165         27          --        138
Mill Creek
 Commerce         Bay            37         --          --         37
Nautilus Court    Bay            11          4          --          7
Port St. Joe
 Commerce II      Gulf           39          9          --         30
Port St. Joe
 Commerce III     Gulf           54         --          --         54
Port St. Joe
 Medical          Gulf           19         --          --         19
Powell Hills
 Retail           Bay            44         --          44         --
South Walton
 Commerce         Walton         39         15           2         22
                            -------- ---------- ----------- ----------
Total                           977        275          65        637
                            ======== ========== =========== ==========


(1) A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge. Includes significant JOE projects that are either operating, under development or in the pre-development stage.


    Table 4 summarizes the company's stock repurchase activity from 1998 through September 30, 2006.



                               Table 4
                      Stock Repurchase Activity
                      Through September 30, 2006

                          Shares
          ---------------------------------------
                                                   Total Cost
                                                      (in      Average
 Period    Purchased  Surrendered (1)    Total      millions)   Price
--------- ----------- --------------- ----------- ------------ -------

1998       2,574,200          11,890   2,586,090        $55.5  $21.41
1999       2,843,200          11,890   2,855,090         69.5   24.31
2000       3,517,066              --   3,517,066         80.2   22.78
2001       7,071,300          58,550   7,129,850        176.0   24.67
2002       5,169,906         256,729   5,426,635        157.6   29.03
2003       2,555,174         812,802   3,367,976        102.9   30.55
2004       1,561,565         884,633   2,446,198        105.0   42.90
2005       1,705,000          68,648   1,773,648        124.8   70.33
2006
 (through
 Sept. 30)   948,200          74,601   1,022,801         53.4   52.14
          ----------- --------------- ----------- ------------ -------
Total/
Weighted
 Average  27,945,611       2,179,743  30,125,354       $924.9  $30.68
          =========== =============== =========== ============ =======

(1) Shares surrendered by company executives as payment for the strike price and taxes due on exercised stock options and the vesting of restricted stock.


    Tables 5 and 6 summarize sales activity for residential real estate for the third quarter of 2006 compared to the same period in 2005. Table 7 details backlog for residential real estate.



                               Table 5
                       Residential Real Estate
                            Sales Activity
                         For the Three Months
                         Ended September 30,
                           ($ in millions)

                   2006                            2005
      ------------------------------- --------------------------------

      Number           Cost of        Number           Cost of
      of Units         Sales   Gross  of Units         Sales    Gross
       Closed  Revenue   (1)   Profit  Closed  Revenue   (1)   Profit
      -------- ------- ------- ------ -------- ------- ------- -------

Home
 Sites
 (2)      134   $20.4    $9.6  $10.8      138   $29.1    $8.2   $20.9
Homes
 (3)      313   100.6    82.9   17.7      503   134.9   111.8    23.1
      -------- ------- ------- ------ -------- ------- ------- -------
Total     447  $121.0   $92.5  $28.5      641  $164.0  $120.0   $44.0
      ======== ======= ======= ====== ======== ======= ======= =======

(1) Cost of sales for home sites in the third quarter of 2006 consisted of $8.2 million in direct costs, $0.6 million in selling costs and $0.8 million in indirect costs. Cost of sales for home sites in the third quarter of 2005 consisted of $6.4 million in direct costs, $1.0 million in selling costs and $0.8 million in indirect costs. Cost of sales for homes in the third quarter of 2006 consisted of $70.6 million in direct costs, $5.1 million in selling costs and $7.2 million in indirect costs. Cost of sales for homes in the third quarter of 2005 consisted of $94.8 million in direct costs, $7.0 million in selling costs and $10.0 million in indirect costs.

(2) Profit has been deferred as a result of continuing development obligations at SummerCamp, WaterSound West Beach, and RiverCamps at Crooked Creek. As a consequence, revenue recognition and closings may occur in different periods.

(3) Homes include single-family, multifamily and Private Residence Club (PRC) units. Multifamily and PRC revenue is recognized, if preconditions are met, on a percentage-of-completion basis. As a consequence, revenue recognition and closings may occur in different periods. Percentage-of-completion accounting was utilized at Artisan Park in the third quarter of 2006 and Artisan Park, WaterColor and WaterSound Beach in the third quarter of 2005. Paseos and Rivercrest, two joint ventures 50 percent owned by JOE, are not included. Sales are substantially complete at both of these communities.




                               Table 6
                       Residential Real Estate
                     Units Placed Under Contract
                         For the Three Months
                         Ended September 30,

                                 2006       2005     Percentage Change
                               ---------- ---------- -----------------
Home Sites                           154        130             18.5 %
Homes (1)                            179        387             (53.7)
                               ---------- ---------- -----------------
Total (1)                            333        517           (35.6) %
                               ========== ========== =================

(1) Homes include single-family homes, multifamily and PRC units.
 Paseos and Rivercrest, two unconsolidated joint ventures, are not included. Sales are substantially complete at both of these communities.




                               Table 7
                       Residential Real Estate
                           Backlog (1) (2)
                           ($ in millions)

                               September 30, 2006  September 30, 2005
                               ------------------- -------------------
                                 Units   Revenues    Units   Revenues
                               --------- --------- --------- ---------
Home Sites                           38      $7.5        28      $4.6
Homes (3)                           420     157.4     1,041     354.7
                               --------- --------- --------- ---------
Total                               458    $164.9     1,069    $359.3
                               ========= ========= ========= =========

(1) Backlog represents units under contract but not yet closed. Paseos and Rivercrest, two joint ventures 50 percent owned by JOE, are not included. Backlog at Paseos and Rivercrest totaled $17.8 million for 75 units at the end of the third quarter of 2006, compared to $142.5 million for 559 units at the end of the third quarter of 2005. Sales are substantially complete at both of these communities.

(2) Excludes national homebuilder units included in Table 8.

(3) As of September 30, 2006, there were 61 units subject to percentage-of-completion accounting in the homes backlog with related revenue of $28.3 million (of which $25.8 million had previously been recognized in the financial statements). As of September 30, 2005, there were 202 units subject to percentage-of-completion accounting with related revenue of $88.5 million (of which $47.1 million had previously been recognized in the financial statements).


    Table 8 summarizes commitments for home site purchases from national homebuilders.



                               Table 8
                       Residential Real Estate
                     National Homebuilder Summary
                April 1, 2006 through October 31, 2006

                                                          Remaining
               Total Units   Total Units   Average Price     Units
               Committed(1) Closed to Date Closed Units  To Close (2)
               ------------ -------------- ------------- -------------
Beazer Homes
 Beckrich Point         70              0           N/A            70
 Laguna West           350              0           N/A           350
 SouthWood              82             22       $40,000            60
 Victoria Park         179              0           N/A           179
David Weekley
 Homes
 Hawks Landing          99              0           N/A            99
 Palmetto Trace         56             39       $76,200            17
 ParkPlace              70              0           N/A            70
 RiverCamps on
  Crooked Creek          3              3      $210,000             0
 SouthWood             140              0           N/A           140
 Victoria Park          66             66      $100,300             0
 WaterSound              7              7      $144,200             0
               ------------ --------------               -------------
Total                1,122            137                         985
               ============ ==============               =============

(1) Includes developed home sites and land for single-family and multifamily units which are under contract or under option.

(2) These units are not included in the data in Table 7.


    Table 9 summarizes the sales activity at various residential communities for the third quarter of 2006 compared to the same period in 2005.



                               Table 9
                Residential Real Estate Sales Activity
               For the Three Months Ended September 30,
                           ($ in thousands)


                                           2006
                      ------------------------------------------------
                      Units Closed Avg. Price Accepted (1) Avg. Price
                      ------------ ---------- ------------ -----------
Artisan Park (2)
 Home Sites                     0       $0.0            0        $0.0
 Single-Family Homes            9      700.1            7       505.5
 Multifamily Homes             35      476.3            1       132.0
Bridgeport
 Home Sites                     0        0.0            0         0.0
Hampton Park/James
 Island
Single Family Homes             0        0.0            0         0.0
Hawks Landing
 Home Sites                     5       76.0           11        75.9
Palmetto Trace
 Home Sites                     8       79.6            8        79.7
 Single-Family Homes            0        0.0            0         0.0
Paseos (2)
 Single-Family Homes           15      578.0           (2)      481.0
RiverCamps on Crooked
 Creek
 Home Sites                     1      275.0            1       275.0
Rivercrest (2)
 Single-Family Homes           74      207.6           (8)      239.9
Saussy Burbank
 Single-Family Homes          154      292.6          150       273.1
SevenShores
 Multifamily Homes              0        0.0            0         0.0
SouthWood
 Home Sites                    26       50.0           32        61.9
 Single-Family Homes           54      294.5            3       336.8
St. Johns G & CC
 Home Sites                     0        0.0            0           0
 Single-Family Homes           16      564.7            9       544.7
SummerCamp
 Home Sites                     3      309.2            4       318.5
The Hammocks
 Home Sites                     0        0.0            0         0.0
 Single-Family Homes            0        0.0            0         0.0
Victoria Park
 Home Sites                    67      101.6           67       101.6
 Single-Family Homes           41      353.7           (7)      404.2
WaterColor
 Home Site                      0        0.0            0         0.0
 Single/Multifamily
  Homes                         3    1,078.6            4     1,078.8
 PRC Shares                     0        0.0            0         0.0
WaterSound
 Home Sites                     7      180.0            8       178.1
WaterSound Beach
 Home Sites                     0        0.0            2     1,716.4
 Single-Family Homes            1    1,069.0            5     1,335.4
 PRC Shares                     0        0.0            7       275.0
WaterSoundWest Beach
 Home Sites                     0        0.0            0         0.0
 Single-Family Homes            0        0.0            0         0.0
WindMark Beach
 Home Sites                    17      257.0           21       242.5
                      ------------ ---------- ------------ -----------
Total                         536     $284.0          323      $246.2
                      ============ ========== ============ ===========



                                           2005
                      ------------------------------------------------
                      Units Closed Avg. Price Accepted (1) Avg. Price
                      ------------ ---------- ------------ -----------
Artisan Park (2)
 Home Sites                     1     $460.0            1      $460.0
 Single-Family Homes           20      465.2           22       662.5
 Multifamily Homes             32      293.2           13       528.1
Bridgeport
 Home Sites                    21       29.9           21        29.9
Hampton Park/James
 Island
Single Family Homes             2      374.6            1       399.9
Hawks Landing
 Home Sites                     0        0.0            0         0.0
Palmetto Trace
 Home Sites                     0        0.0            0         0.0
 Single-Family Homes           33      252.1           18       339.8
Paseos (2)
 Single-Family Homes           28      454.6            0         0.0
RiverCamps on Crooked
 Creek
 Home Sites                    25      339.4           25       339.4
Rivercrest (2)
 Single-Family Homes          136      166.9           (3)      161.1
Saussy Burbank
 Single-Family Homes          195      269.9          221       268.1
SevenShores
 Multifamily Homes              0        0.0            0         0.0
SouthWood
 Home Sites                    12      141.5            8       142.8
 Single-Family Homes           64      248.5           30       325.3
St. Johns G & CC
 Home Sites                    12       74.0            0         0.0
 Single-Family Homes           30      437.6           10       504.4
SummerCamp
 Home Sites                    48      380.0           48       380.0
The Hammocks
 Home Sites                     0        0.0            0         0.0
 Single-Family Homes           19      145.2           13       156.2
Victoria Park
 Home Sites                     4       76.4            9       123.4
 Single-Family Homes           68      279.8           59       317.2
WaterColor
 Home Site                      5      851.4            6       804.8
 Single/Multifamily
  Homes                         1      782.6            0         0.0
 PRC Shares                     0        0.0            0         0.0
WaterSound
 Home Sites                     0        0.0            0         0.0
WaterSound Beach
 Home Sites                     4    1,361.7            4     1,361.7
 Single-Family Homes           39    1,490.5            0         0.0
 PRC Shares                     0        0.0            0         0.0
WaterSoundWest Beach
 Home Sites                     6      707.0            8       717.0
 Single-Family Homes            0        0.0            0         0.0
WindMark Beach
 Home Sites                     0        0.0            0         0.0
                      ------------ ---------- ------------ -----------
Total                         805     $335.6          514      $327.5
                      ============ ========== ============ ===========


(1) Contracts accepted during the quarter. Contracts accepted and closed in the same quarter are also included as units closed. Average prices shown reflect variations in the product mix across time periods as well as price changes for similar product.

(2) JOE owns 74 percent of Artisan Park and 50 percent of each of Paseos and Rivercrest. Sales from Paseos and Rivercrest are not consolidated with the financial results of residential real estate.


    Table 10 summarizes JOE's commercial land sales in Northwest
Florida for the third quarters of 2006 and 2005.



                               Table 10
               Commercial Northwest Florida Land Sales
                     Quarter Ended September 30,

          Number of             Gross Sales Price  Average Price/Acre
            Sales    Acres Sold   (in thousands)     (in thousands)
          ---------- ---------- ------------------ -------------------
  2006            7         53       $10,798              $204
  2005           11        132       $19,194              $145


    Table 11 summarizes JOE's investment property portfolio of office buildings as of September 30, 2006.



                               Table 11
               Investment Portfolio of Office Buildings
                          September 30, 2006

                   Number of         Net Rentable          Leased
  Location         Properties         Square Feet         Percentage
-------------    --------------    -----------------    --------------
   Florida                   6              609,000          93 %
   Georgia                   8            1,289,000          77
   Virginia                  3              354,000          96
                 --------------    -----------------    --------------
   Total                    17            2,252,000          84 %
                 ==============    =================    ==============


    Table 12 summarizes JOE's land sales in Northwest Florida for the third quarters of 2006 and 2005.



                               Table 12
                              Land Sales
                     Quarter Ended September 30,

                                                           Average
               Number of             Gross Sales Price    Price/Acre
                  Sales   Acres Sold   (in thousands)   (in thousands)
               ---------- ---------- ------------------ --------------
     2006
WoodLands             13      2,127             $7,186           $3.4
FloridaWild            4      1,783              5,041            2.8
Other                  3        119              4,150           34.9
               ---------- ---------- ------------------ --------------
Total                 20      4,029            $16,377           $4.1
               ========== ========== ================== ==============
     2005
WoodLands             19      6,326             13,181            2.1
Homesteads            10         89              1,208           13.6
Other                  3         22              1,991           90.5
               ---------- ---------- ------------------ --------------
Total                 32      6,437            $16,380           $2.6
               ========== ========== ================== ==============




                            FINANCIAL DATA
               ($ in millions except per share amounts)
                        Summary Balance Sheet

                                September 30, 2006  December 31, 2005
                                ------------------ -------------------
Assets
Investment in real estate                $1,218.0            $1,036.2
Cash and cash equivalents                    21.7               202.6
Accounts receivable                          44.9                58.9
Prepaid pension asset                        97.3                95.0
Property, plant and equipment,
 net                                         38.3                40.2
Other assets                                153.9               159.0
                                ------------------ -------------------
Total assets                             $1,574.1            $1,591.9
                                ================== ===================

Liabilities and Stockholders'
 Equity
Debt                                       $653.5              $554.4
Accounts payable, accrued
 liabilities                                206.3               214.4
Deferred income taxes                       250.2               315.9
                                ------------------ -------------------
Total liabilities                         1,110.0             1,084.7
Minority interest                            14.6                18.2
Total stockholders' equity                  449.5               489.0
                                ------------------ -------------------
Total liabilities and
 stockholders' equity                    $1,574.1            $1,591.9
                                ================== ===================




                            Debt Schedule

                                September 30, 2006  December 31, 2005
                               ------------------- -------------------
Revolving debt facility                     $95.0                 $--
Medium term notes                           407.0               407.0
Acquisition and other debt                    4.0                14.7
Other collateralized/specific
 asset related debt                         147.5               132.7
                               ------------------- -------------------
Total debt                                 $653.5              $554.4
                               =================== ===================




                  Consolidated Quarterly Comparisons

                 Quarter Ended Sept. 30,   Nine Months Ended Sept. 30,
               --------------------------- ---------------------------
                   2006          2005          2006          2005
               ------------- ------------- ------------- -------------
Revenues:
 Real estate
  sales              $149.2         206.5        $451.9        $593.4
 Rental revenue        10.3           8.7          31.0          26.2
 Timber sales           7.2           6.2          23.5          21.8
 Other revenues        11.4          12.7          31.6          34.9
               ------------- ------------- ------------- -------------
    Total
     revenues         178.1         234.1         538.0         676.3
               ------------- ------------- ------------- -------------
Expenses:
 Cost of real
  estate sales         95.6         132.7         290.5         380.2
 Cost of rental
  revenue               4.4           3.2          12.8          10.2
 Cost of timber
  sales                 5.3           4.9          17.5          15.1
 Cost of other
  revenues             13.0          10.0          33.3          29.9
 Other
  operating
  expenses             21.4          18.9          59.7          52.1
 Corporate
  expense, net         11.3          12.4          40.6          36.3
 Restructuring
  Charge               13.1            --          13.1            --
 Depreciation
  and
  amortization          9.6           9.1          28.9          26.8
               ------------- ------------- ------------- -------------
    Total
     expenses         173.7         191.2         496.4         550.6
               ------------- ------------- ------------- -------------
    Operating
     profit             4.4          42.9          41.6         125.7
 Other income
  (expense)            (3.8)         (2.1)         (8.9)         (5.0)
               ------------- ------------- ------------- -------------
Pretax income
 from
 continuing
 operations             0.6          40.8          32.7         120.7
Income tax
 expense               (2.3)        (15.8)        (15.3)        (47.7)
Minority
 interest
 expense               (0.7)         (1.3)         (5.6)         (3.4)
Equity in
 income of
 unconsolidated
 affiliates             1.7           3.1           7.3          10.6
Discontinued
 operations,
 net of tax             6.7           9.3           9.6           9.2
               ------------- ------------- ------------- -------------
Net income             $6.0         $36.1         $28.7         $89.4
               ============= ============= ============= =============
Net income per
 diluted share        $0.08         $0.47         $0.39         $1.17
               ============= ============= ============= =============

Weighted
 average
 diluted shares
 outstanding     73,927,941    76,089,307    74,467,972    76,432,285
               ============= ============= ============= =============




                    Quarterly Revenues by Segment

                 Quarter Ended Sept. 30,   Nine Months Ended Sept. 30,
               --------------------------- ---------------------------
                   2006          2005          2006          2005
               ------------- ------------- ------------- -------------
Residential
 Real Estate:
 Real estate
  sales              $120.4        $177.5        $372.9        $497.4
 Rental revenue         0.5           0.6           1.4           1.2
 Other revenues        11.1          12.5          30.9          34.4
               ------------- ------------- ------------- -------------
Total
 Residential
 Real Estate          132.0         190.6         405.2         533.0
               ------------- ------------- ------------- -------------
Commercial Real
 Estate:
 Real estate
  sales                12.4          26.1          20.5          51.8
 Rental revenue         9.8           8.2          29.6          25.0
 Other revenues         0.3           0.3           0.7           0.5
               ------------- ------------- ------------- -------------
Total
 Commercial
 Real Estate           22.5          34.6          50.8          77.3
               ------------- ------------- ------------- -------------
Land Sales:
 Real estate
  sales                16.4           2.7          58.5          44.2
               ------------- ------------- ------------- -------------
Total Land
 Sales                 16.4           2.7          58.5          44.2
               ------------- ------------- ------------- -------------
Forestry Sales          7.2           6.2          23.5          21.8
               ------------- ------------- ------------- -------------
Total revenues       $178.1        $234.1        $538.0        $676.3
               ============= ============= ============= =============




                   Quarterly Segment Pretax Income
                    From Continuing Operations (1)

                 9/30  6/30  3/31 12/31  9/30  6/30  3/31 12/31  9/30
               2006(2) 2006  2006  2005  2005  2005  2005  2004  2004
               -------------------------------------------------------
Residential
 Real Estate    $(4.4)$19.4 $11.7 $24.4 $30.5 $56.8 $25.4 $26.9 $31.5
Commercial Real
 Estate           7.8   0.8   0.1   4.7  14.1   2.3   1.1  16.9   2.7
Land Sales       12.2  23.0  11.8  37.4  11.7  10.1   9.7  14.1  11.8
Forestry          1.4   0.9   2.0   0.4   0.6   1.6   2.0   2.1   1.9
Corporate and
 other          (16.4)(17.3)(20.3)(15.0)(16.1)(15.3)(13.8)(17.0)(13.6)
               -------------------------------------------------------
Pretax income
 from
 continuing
 operations      $0.6 $26.8  $5.3 $51.9 $40.8 $55.5 $24.4 $43.0 $34.3
               =======================================================

(1) The historical results of operations of RiverCamps on Crooked
 Creek have been reclassified from the land sales segment to the residential real estate segment to conform to the current period's presentation.

(2) Includes restructuring charges incurred in the third quarter of 2006. See Restructuring Charges Pretax by Segment table below.




               Restructuring Charges Pretax by Segment
                   Quarter Ended September 30, 2006

                  Residential  Commercial  Land Sales   Other   Total
                  ------------ ----------- ----------- ------- -------
Write-off of
 capitalized
 homebuilding
 costs                   $9.5         $--         $--     $--    $9.5
One-time
 termination
 benefits to
 employees                2.4         0.2         0.3     0.8     3.6
                  ------------ ----------- ----------- ------- -------
Total
 restructuring
 charges, pretax        $11.9        $0.2        $0.3    $0.8   $13.1
                  ============ =========== =========== ======= =======




            Quarterly Discontinued Operations, Net of Tax

                 Quarter Ended Sept. 30,   Nine Months Ended Sept. 30,
               --------------------------- ---------------------------
                   2006          2005          2006          2005
               ------------- ------------- ------------- -------------
Income (loss)
 from Advantis
 operations,
 net of tax             $--         $(0.6)        $(0.1)        $(0.7)
Income from
 office
 buildings, net
 of tax                 0.1           0.1           0.3           0.1
Gains on sales
 of office
 buildings, net
 of tax                 6.6          16.0           9.4          16.0
Loss on sale of
 Advantis, net
 of tax                  --          (6.2)           --          (6.2)
               ------------- ------------- ------------- -------------
Net income from
 discontinued
 operations            $6.7          $9.3          $9.6          $9.2
               ============= ============= ============= =============




                        Other Income (Expense)

                 Quarter Ended Sept. 30,   Nine Months Ended Sept. 30,
               --------------------------- ---------------------------
                   2006          2005          2006          2005
               ------------- ------------- ------------- -------------
Dividend and
 interest
 income                $0.9          $0.8          $3.8          $1.4
Interest
 expense               (5.4)         (3.9)        (13.7)         (9.3)
Other                   0.7           1.0           1.0           2.9
               ------------- ------------- ------------- -------------
Total                 $(3.8)        $(2.1)        $(8.9)        $(5.0)
               ============= ============= ============= =============




            Equity in Income of Unconsolidated Affiliates

                 Quarter Ended Sept. 30,   Nine Months Ended Sept. 30,
               --------------------------- ---------------------------
                   2006          2005          2006          2005
               ------------- ------------- ------------- -------------
Residential
 Real Estate           $1.7          $3.1          $7.3          $8.1
Commercial Real
 Estate                  --            --            --           2.4
               ------------- ------------- ------------- -------------
Total                  $1.7          $3.1          $7.3         $10.5
               ============= ============= ============= =============


    Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

    Conference Call Information

    JOE will host an interactive conference call to review the Company's results for the quarter ended September 30, 2006, and to discuss earnings guidance for the year on Tuesday, October 31, 2006, at 10:30 a.m., Eastern Standard Time.

    To participate in the call, please phone 877-704-5380 (for domestic calls from the United States) or 913-312-1294 (for international calls) approximately ten minutes before the scheduled start time. You may be asked for a Confirmation Code which is:
4650542. Approximately three hours following the call, you may access a replay of the call by phoning 888-203-1112 (domestic) or 719-457-0820 (international) using access code 4650542. The replay will be available for one week.

    JOE will also web cast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the Company's web site at http://www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.

    About JOE

    The St. Joe Company (NYSE: JOE), a publicly held company based in Jacksonville, is one of Florida's largest real estate operating companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE's Florida an even better place to live, work and play. We're no ordinary JOE.

    More information about JOE can be found at our web site at www.joe.com.

    Forward-Looking Statements

    We have made forward-looking statements in this earnings release, particularly in the Outlook Section, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as "intend", "anticipate", "believe", "estimate", "expect", "plan", "should", "forecast" or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

    -- future operating performance, revenues, earnings, cash flows, and short and long-term revenue and earnings growth rates;

    -- the size and number of residential units and commercial buildings;

    -- expected development timetables and projected timing for the first sales or closings of homes or home sites in a community;

    -- development approvals and the ability to obtain such approvals, including possible legal challenges;

    --  the anticipated price ranges of developments;

    -- the number of units or commercial square footage that can be supported upon full build out of a development;

    -- the number, price and timing of anticipated land sales or acquisitions;

    -- estimated land holdings for a particular use within a specific time frame;

    -- absorption rates and expected gains on land and home site sales;

    --  the pace at which we release new products for sale;

    --  comparisons to historical projects;

    --  the amount of dividends we pay; and

    -- the number of shares of company stock which may be purchased under the company's existing or future share-repurchase program.

    Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this earnings release not to occur.

    Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2005 as well as, among others, the following:

    -- economic conditions, particularly in Northwest Florida, Florida as a whole and key areas of the southeastern United States that serve as feeder markets to our Northwest Florida operations;

    -- changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;

    -- changes in perceptions or conditions in the national real estate market or the real estate markets in the states and regions in which we operate;

    -- the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes;

    -- whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;

    -- local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;

    -- timing and costs associated with property developments and rentals;

    --  the pace of commercial development in Northwest Florida;

    --  competition from other real estate developers;

    -- changes in pricing of our products and changes in the related profit margins;

    -- changes in operating costs, including real estate taxes and the cost of construction materials;

    -- changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

    -- changes in interest rates and the performance of the financial markets;

    -- changes in market rental rates for our commercial and resort properties;

    --  changes in the prices or availability of wood products;

    -- the pace of development of public infrastructure, particularly in Northwest Florida, including a proposed new airport in Bay County, which is dependent on various regulatory approvals and permits and the availability of adequate funding;

    -- potential liability under environmental laws or other laws or regulations;

    -- changes in laws, regulations or the regulatory environment affecting the development of real estate;

    -- fluctuations in the size and number of transactions from period to period;

    -- natural disasters, including hurricanes and other severe weather conditions, and the impact on current and future demand for our products in Florida;

    -- the continuing effects of recent hurricane disasters on the regional and national economies and current and future demand for our products in Florida;

    --  the prices and availability of labor and building materials;

    -- changes in insurance rates and deductibles for property in Florida;

    --  changes in gasoline prices; and

    --  acts of war, terrorism or other geopolitical events.

    The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.



  (C) 2006, The St. Joe Company. "St. Joe," "JOE," "Artisan Park," "Paseos," "Pier Park," "RiverCamps," "RiverTown," "SouthWood,"
     "SummerCamp," "Victoria Park," "WaterColor," "WaterSound,"
      "WhiteFence Farms," "WindMark," and the "Taking Flight"
          design are service marks of The St. Joe Company.
 "Southern Living" is a registered trademark of Southern Living, Inc.
  "Southern Accents" is a registered trademark of Southern Accents,
       Inc. "Progressive Farmer" is a registered trademark of Progressive Farmer, Inc. "Travel + Leisure" is a registered trademark of American Express Publishing Corporation.

    CONTACT: The St. Joe Company, Jacksonville
             JOE Media Contact: Jerry M. Ray, 904-301-4430 jray@joe.com or
             JOE Investor Contact: Mike Daly, 904-301-4302 mdaly@joe.com